Exhibit 99.15
Ashland Distribution Non-GAAP Metric Information
($ in thousands)

POCKET PROFIT	Q3 2008	Q3 2007

Operating Income	$19,726	$11,608

Net Income	$19,726	$11,608

Invested Capital April 30	$580,675	$640,314
Invested Capital May 31	567,817	645,925
Invested Capital June 30	593,974	610,303
Total	1,742,466	1,896,542
Average Invested Capital (Total/3)	580,822	632,181
Cost of Capital (13.0%/4)	3.250%	3.250%
Cost of Capital $ (COC$)	$18,877	$20,546

Pocket Profit	$849	$(8,938)
(Net Income less COC$)

NOTE:  Ashland Distribution changed some of its existing internal segment presentation methodologies during the second quarter of the current year which caused the definition of "Pocket Profit" to be adjusted.  As a result of this change, income taxes have been taken out of the "Pocket Profit" calculation.  The removal of income taxes from the calculation above also affected monthly Invested Capital and moved the Cost of Capital percentage from its historical rate of  9.5% to 13%.  The prior period has been updated to conform to the current period's presentation.